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                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported) January 3, 1997
                                                      -----------------


                           PATTERSON ENERGY, INC.
        ------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


              Delaware                              0-22664                            75-2504748
     ----------------------------          --------------------------        ------------------------------
    (State or other jurisdiction                  (Commission                       (I.R.S. Employer
          of incorporation)                      File Number)                      Identification No.)



   4510 Lamesa Highway, Snyder, Texas                                                               79549
 ----------------------------------------                                                        -----------
 (Address of principal executive offices)                                                         (Zip Code)


      Registrant's telephone number, including area code:  (915) 573-1104
                                                         -------------------



                                  No Change
        --------------------------------------------------------------
        (Former name or former address, if changed since last report.)
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ITEM 5.      OTHER EVENTS.

             On January 3, 1997, the Registrant issued the following press release:


             PATTERSON ENERGY, INC. ADOPTS STOCKHOLDER RIGHTS PLAN


SNYDER TEXAS, JANUARY 3, 1997--PATTERSON ENERGY, INC. (NASDAQ/NM: PTEN) announced today that its Board of Directors adopted a Stockholder Rights Plan (the "Plan"), pursuant to which one preferred stock purchase right ("Right") will be created and issued for each share of common stock of the Company ("Common Stock") held as of the close of business on January 17, 1997. The Plan is designed to deter coercive takeover tactics and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights distributed under the Plan will expire on January 2, 2007, subject to earlier redemption by the Board. Set forth below is a brief description of the Plan. The Plan was not adopted in response to any attempt by any person to acquire control of the Company.

Each Right issued under the Plan will entitle stockholders to buy one one-hundredth of a share of Series A Participating Preferred Stock of the Company at an exercise price of $166. The Rights will not be exercisable until the earlier of (i) the acquisition by a person or group of 15% or more of the outstanding Common Stock and (ii) ten days after the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of persons of 15% or more of the outstanding Common Stock. The term "Acquiring Person" means any person who or which, together with all of its affiliates and associates, shall be the beneficial owner of 15% or more of the outstanding Common Stock (other than the Company or any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary). Until the occurrence of one of the events described above, the Rights will be transferred only with the Common Stock.

If any Acquiring Person engages in a merger transaction with the Company in which the Company is the surviving corporation and its common stock is not changed or converted, then each Right not owned by such person or related parties will entitle its holder to purchase, at the Right's then-current exercise price, shares of the Common Stock (or, in certain circumstances, other consideration) having a value of twice the Right's exercise price (commonly referred to as a "Flip-In-Right"). In addition, if the Company is involved in a merger or other business combination transaction with another person in which the Company is not the surviving entity or its Common Stock is changed or converted, or it sells 50% or more of its assets or earnings power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, common shares of such other person having a value of twice the right's exercise price (commonly referred to as "Flip-Over Right").

The Company will generally be entitled to redeem the Rights at $0.01 per Right, subject to adjustment (the "Redemption Price"), at any time until 5:00 p.m. on the 10th day following public announcement that a person has become an Acquiring Person. Immediately upon any such redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Details of the Stockholder Rights Plan will be outlined in a letter to be mailed to all stockholders.





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Patterson Energy, Inc., a Snyder, Texas based energy company, is one of the leading providers of domestic land drilling services to major independent oil and gas companies and, to a lesser extent, is engaged in the development, exploration, acquisition and production of oil and natural gas. Patterson has 61 land-based drilling rigs (52 of which are currently operable) and focuses its operations primarily in Texas in the Permian Basin, the Austin Chalk Trend, South Texas and the Hardeman Basin.

For further information, contact:

Patterson Energy, Inc.
Cloyce A. Talbott, Chairman and Chief Executive Officer
James C. Brown, Vice President Finance and Chief Financial Officer
915-573-1104

Shimmerlik Corporate Communications, Inc.
Warren M. Shimmerlik
212-247-5200





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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        PATTERSON ENERGY, INC.



Date:  January 13, 1997                 /s/ James C. Brown
                                        --------------------------
                                        James C. Brown
                                        Vice President-Finance





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